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                                                                      EXHIBIT 11
                               INSTRON CORPORATION
                               -------------------


           COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
           -----------------------------------------------------------


                                   (Unaudited)


                                                             THREE MONTHS ENDED             SIX MONTHS ENDED
                                                         -------------------------     -------------------------
                                                          June 28,       June 29,       June 28,       June 29,
                                                            1997           1996           1997           1996
                                                         ----------     ----------     ----------     ----------

Net income                                               $1,470,000     $  912,000     $2,389,000     $  691,000
                                                         ==========     ==========     ==========     ==========
Primary earnings per share:

Weighted average number of common shares outstanding      6,486,402      6,403,629      6,465,568      6,376,615

    Add: Shares arising from the assumed exercise
     of stock options (as determined under the
     Treasury Stock Method)                                  97,758        162,153         97,801        162,243
                                                         ----------     ----------     ----------     ----------


    Weighted average of common and equivalent shares      6,584,160      6,565,782      6,563,369      6,538,858
                                                         ==========     ==========     ==========     ==========

        Primary earnings per share                       $      .22     $      .14     $      .36     $      .11
                                                         ==========     ==========     ==========     ==========
    Fully diluted earnings per share (1):


        Weighted average of common and equivalent shares
         outstanding (as determined for the Primary
         earnings per share calculation above)            6,584,160      6,565,782      6,563,369      6,538,858


        Add:  Additional shares arising from the assumed
         exercise of stock options (as determined
         under the Treasury Stock Method)                         0              0           ,  0         14,273
                                                         ----------     ----------     ----------     ----------

    Weighted average of common and equivalent shares      6,584,160      6,565,782      6,563,369      6,553,131
                                                         ==========     ==========     ==========     ==========

        Fully diluted earnings per share                 $      .22     $      .14     $      .36     $      .11
                                                         ==========     ==========     ==========     ==========


Note (1):   This calculation is submitted in accordance with the Securities
            Act of 1933 Release No. 5,133 although it is not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.